FS Investment Corporation III 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC III Announces Second Quarter 2015 Financial Results

PHILADELPHIA, PA, August 14, 2015 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended June 30, 2015.

“During the quarter, FSIC III’s focus on senior secured, floating rate investments and the strength of its direct lending platform helped deliver strong distributions to our stockholders,” commented Michael C. Forman, Chairman & CEO of FSIC III. “Building on the success of its predecessor funds, FS Investment Corporation and FS Investment Corporation II, FSIC III has quickly grown its allocation to direct originations by leveraging the combined purchasing power across all of Franklin Square’s business development companies.”

Financial Highlights

•	During the quarter ended June 30, 2015, FSIC III:
o	Generated net investment income of $0.15 per share, compared to $0.10 per share for the quarter ended June 30, 2014[1]
o	Generated net earnings of $0.16 per share, compared to $0.29 per share for the quarter ended June 30, 2014[1]
o	Generated a net realized and unrealized gain of $0.01 per share, compared to $0.19 per share for the quarter ended June 30, 2014[1]
o	Paid regular cash distributions to stockholders totaling approximately $0.18 per share
o	Committed approximately $395.1 million to direct originations, nearly all of which were in senior secured loans (first and second lien)
•	For the six months ended June 30, 2015, FSIC III generated a total return based on net asset value of approximately 5.79%[2]

Portfolio Highlights as of June 30, 2015

•	The fair value of FSIC III’s investments was approximately $1.5 billion
•	FSIC III’s portfolio consisted of investments in 119 portfolio companies
•	Core investment strategies represented 81% of the portfolio by fair value (44% in direct originations and 37% in opportunistic investments). Broadly syndicated/other investments represented 19% of the portfolio by fair value
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets)[3] was 10.3%, compared to 10.7% as of March 31, 2015

Recent Developments

•	Since commencing investment operations on April 2, 2014 and through July 28, 2015, FSIC III raised approximately $1.8 billion in total gross proceeds from the issuance of shares of its common stock, including approximately $15.2 million raised from investors affiliated with its investment adviser, FSIC III Advisor, LLC (FSIC III Advisor), including certain members of FSIC III’s board of directors, and its investment sub-adviser, GSO / Blackstone Debt Funds Management LLC, and shares issued through its distribution reinvestment plan

Quarterly Stockholder Conference Call

FSIC III will host a conference call at 10:30 a.m. (Eastern Time) on Tuesday, August 18, 2015, to discuss its second quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (800) 447-0521 and using conference ID 40249792 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC III’s “Literature” page at www.franklinsquare.com.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $81 billion in assets under management as of June 30, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $16.8 billion in assets as of June 30, 2015, and is the largest manager of BDC assets with $15.4 billion in BDC assets under management as of June 30, 2015. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC III’s quarterly report on Form 10-Q for the quarter ended June 30, 2015, which FSIC III filed with the Securities and Exchange Commission (SEC) on August 14, 2015, as well as FSIC III’s other reports filed with the SEC. A copy of FSIC III’s quarterly report on Form 10-Q for the quarter ended June 30, 2015 and FSIC III’s other reports filed with the SEC can be found under FSIC III’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures in this press release may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC III’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC III’s distributions for a full year. FSIC III intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC III’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC III may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC III has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC III will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notices

This announcement may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC III. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC III’s SEC filings and other public announcements that FSIC III may make, by press release or otherwise, from time to time. FSIC III undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC III, or information about the market, as indicative of FSIC III’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

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1 The per share data was derived by using the weighted average shares of FSIC III’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

2 Total return based on net asset value for the six months ended June 30, 2015 was calculated by taking the net asset value of $8.78 per share as of the end of the period, adding the cash distributions per share which were declared during the period and dividing the total by the net asset value of $8.63 per share as of the beginning of the period. The total return calculation set forth above represents the total return on FSIC III’s investment portfolio during the applicable period and does not represent an actual return to stockholders. Total returns based on net asset value are disclosed in FSIC III’s public filings with the SEC, which are available at www.sec.gov.

3 Estimated gross portfolio yield represents the expected annualized yield to be generated on FSIC III’s investment portfolio based on the composition of the portfolio as of the applicable date. The estimated gross portfolio yield does not represent an actual investment return to stockholders.